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COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified in Its Charter)

OUTERBRIDGE PARTNERS, LP OUTERBRIDGE CAPITAL MANAGEMENT, LLC OUTERBRIDGE PARTNERS GP, LLC OUTERBRIDGE BARTLEBY FUND, LP OUTERBRIDGE BARTLEBY GP, LLC RORY WALLACE WENDI B. CARPENTER SIDNEY E. FUCHS
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Outerbridge Capital Management, LLC, together with the other participants named herein (collectively, “Outerbridge”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of a slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

Item 1: On November 15, 2021, Outerbridge issued the following press release:

Outerbridge Files Definitive Proxy Statement and Sends Letter to Comtech Shareholders

Believes Comtech Has Excellent Opportunities to Enhance Value for Shareholders – In Particular with Industry-Leading Next-Generation 911 Technology and Growing Core End Markets

Details Case for Board Refreshment to End Pattern of Underperformance, Strategic Failures, and Poor Corporate Governance that Has Destroyed Shareholder Value and Prevented Company from Pursuing Tremendous Opportunities

Shareholders Deserve Directors Who Will Represent Their Best Interests and Chart the Optimal Path Forward for the Company – Rather than an Out-of-Touch Board that Lacks Critical Expertise and Ability to Challenge Management

Nominees Wendi Carpenter and Sidney Fuchs Collectively Possess Deep Knowledge of the Company’s Business and Core Markets, Transactional Experience, and Sorely Needed Independence

Launches www.RestoreComtech.com as Resource for Shareholders

NEW YORK – November 15, 2021 – Outerbridge Capital Management, LLC (“Outerbridge”), a beneficial owner of approximately 4.9% of Comtech Telecommunications Corp.’s (NASDAQ: CMTL) (“Comtech” or the “Company”) outstanding shares of common stock, today announced that it has filed its Definitive Proxy Statement and has sent a letter to shareholders in connection with its nomination of two highly qualified director candidates – Wendi Carpenter and Sidney “Sid” Fuchs – for election to the Comtech Board of Directors (the “Board”) at the upcoming 2021 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for December 17, 2021.

The Definitive Proxy Statement is available at https://www.restorecomtech.com/proxy-statement.

The full text of Outerbridge’s letter to shareholders is available at https://www.restorecomtech.com/stockholder-materials.

The letter details the following:

•	Comtech’s persistent underperformance, strategic failures, and lost credibility – Outerbridge believes that a savvy and shareholder-aligned Board and management team could capitalize on Comtech’s significant opportunities, particularly with industry-leading next-generation 911 technology and growing core end markets in government and satellite communications. In Outerbridge’s view, if Comtech’s 911 business were valued at peer multiples, it could be worth at least $700 million on its own – exceeding in value Comtech’s current market cap. Unfortunately, the Company has delivered woeful performance for shareholders over the long-term, with returns lagging both the peer median and relevant indices on a 1-, 3-, 5-, and 10-year basis, while shares have also declined after eight consecutive quarters of earnings announcements (see here for more details).

•	The Company’s long history of failed M&A and value destruction – Comtech’s list of failed M&A and capital misallocation includes its acquisition of TeleCommunication Systems, Inc. for $430 million, after which it was forced to issue dilutive equity at a 40% discount to pre-merger share price levels; its failed acquisition of Gilat Satellite Networks Ltd. (“Gilat”), which resulted in a sharp decline to Comtech’s stock and the payment of a $70 million termination fee to Gilat; and its recently announced value-destructive and entrenchment-motivated decision to issue up to $125 million of votable, convertible preferred equity to White Hat Capital Partners LP and Magnetar Capital LLC, substantially diluting existing shareholders. This troubling pattern must change and is even more important to address in light of the unsolicited takeover bid received from Acacia Research. As we noted in our November 2nd press release, the Board urgently needs Outerbridge’s independent, operationally skilled, and transactionally experienced nominees to help lead a Strategic Alternatives Committee and run a thorough and value-maximizing review process.

•	Comtech’s long history of poor corporate governance and lack of true independence on the Board – Outerbridge believes that the Board has been deliberately deprived of industry experience and independence throughout CEO and Chairman Fred Kornberg’s nearly 50-year tenure. Recent Board additions, such as Lisa Lesavoy in 2020 and Judy Chambers in 2021, neither of whom had any prior public board experience or relevant background in Comtech’s end markets, failed to add technical knowledge, strategic capabilities, or true independence to the Board – particularly since these additions continued a long-standing pattern of current Board members hand-picking new directors.

•	The Company’s disappointing pattern of engagement and entrenchment maneuvers – Since Outerbridge’s public letter on June 14, 2021, the Board has deployed a series of delays, mischaracterizations, obstructive tactics, false statements, and, most recently, a “vote buying” scheme to restrict any meaningful dialogue around Board composition and preserve the status quo. Further, in order to hide from its poor governance and performance track record, Comtech has relentlessly and tediously belittled Outerbridge, a large and engaged shareholder, who unlike the management team and Board, has invested a significant amount of capital in the Company and whose interests are aligned with ALL shareholders. In reality, this contest is about adding two individuals to the Board who are completely independent of Outerbridge and possess the desperately needed experience and expertise that will help deliver value for shareholders.

•	Why Outerbridge’s nominees are the better choice for shareholders – Wendi Carpenter and Sid Fuchs would bring deep sector knowledge, operational capabilities, and extensive experience with M&A transactions to the boardroom. In comparison, Comtech nominee Judy Chambers has NO relevant industry expertise or any prior public board experience. Furthermore, as Chair of the Nominating and Governance Committee, she bears direct responsibility for appointing Michael Porcelain and Mark Quinlan to the Board AFTER the 2021 Annual Meeting instead of letting shareholders decide which directors are best suited to represent them in the boardroom. Meanwhile, Comtech nominee Larry Waldman must be held responsible for the Company’s poor capital allocation strategy and failure to create shareholder value during his six-year tenure. Shareholders should question the rationale of stacking a majority of the Board with “financial experts” and not directors experienced in the government, satellite, or public safety markets that Comtech serves. What is clear is that Outerbridge’s nominees – Wendi Carpenter and Sid Fuchs – would bring much needed independence from management and the industry expertise and experience required to properly oversee the Company’s strategic direction and performance. Importantly, Wendi and Sid are committed to acting in the best interests of all shareholders at all times.

Vote on the WHITE proxy card to elect Outerbridge’s highly qualified and fully independent nominees to the Comtech Board.

About Outerbridge Capital Management, LLC

Outerbridge Capital Management, LLC is a New York-based investment adviser that typically invests across the technology and technology-impacted sectors. As part of its investment process, Outerbridge regularly conducts significant due diligence on its portfolio companies and engages constructively with both management teams and boards where appropriate.

Investor contact:

Rory Wallace

Chief Investment Officer

Outerbridge Capital Management, LLC

(347) 493-0350

rory@outerbridgecapital.com

info@outerbridgecapital.com

OR

Harkins Kovler, LLC

Jordan Kovler / Rahsaan Wareham

(212) 468-5384 / (212) 468-5380

jkovler@harkinskovler.com / rwareham@harkinskovler.com

Media contact:

Sloane & Company

Dan Zacchei / Joe Germani

dzacchei@sloanepr.com / jgermani@sloanepr.com

Item 2: Also on November 15, 2021, Outerbridge issued the following open letter to shareholders of the Company:

November 15, 2021

Dear Fellow Comtech Shareholders,

Outerbridge Capital Management, LLC, together with its affiliates (collectively, “Outerbridge” or “we”), beneficially owns approximately 4.9% of the outstanding shares of common stock of Comtech Telecommunications Corp. (NASDAQ: CMTL) (“Comtech” or the “Company”), making us one of the Company’s largest shareholders.

We are writing to you today to ask for your support in electing our two highly qualified, independent, and experienced nominees – Wendi Carpenter and Sidney (“Sid”) Fuchs – to the Company’s Board of Directors (the “Board”) at the upcoming 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) scheduled for December 17, 2021. Unfortunately, this Board has proven time and time again that it cannot be trusted to represent the best interests of shareholders. The upcoming 2021 Annual Meeting is a critical opportunity for you to elect new directors that are committed to ensuring that shareholders’ interests remain paramount in the boardroom at all times.

We strongly believe that Comtech has tremendous, but so far unrealized opportunities to deliver enhanced value to its shareholders. Comtech boasts industry-leading Next-Generation 911 technology (“NG911”), and, in our assessment, the ~1/3 of Comtech’s revenues contributed by its Public Safety & Location Technologies business (the “911 Business”) are worth more on their own than Comtech’s entire market capitalization today. Additionally, Comtech’s core end markets are growing, both in the commercial and government sectors, with the build-out of Low- and Mid-Earth Orbit (“LEO” and “MEO”) satellite constellations; the increasing budget priority for Command, Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance (“C4ISR”) programs; and the need of many industries to invest in overdue satellite bandwidth upgrades, which is creating tremendous opportunities for Comtech’s Government Solutions and Satellite Ground Station businesses. Against this favorable backdrop, a savvy – and shareholder aligned – management team and Board could ultimately guide Comtech’s business and shares past all-time highs.

Unfortunately, Comtech’s management team and Board lack the foresight and expertise to capitalize on available market opportunities and have proven incapable of generating meaningful value for shareholders. Comtech’s long-tenured executive team of Chairman and CEO Fred Kornberg and COO and President Michael Porcelain have let down shareholders over the span of not just years, but decades, leaving a long history of missed targets and broken promises in their wake. Indeed, Comtech’s years of poor operational and stock price performance, including organic revenue and profit declines across many of its business segments, bungled M&A transactions, and a stock price that, prior to Outerbridge’s activism, was little changed since 2003, testify clearly to the lack of executive initiative and ability at the Company.

Despite being egregiously overcompensated (Mr. Kornberg’s contract carries a minimum pay guarantee of $3.5 million / year, and a partnership controlled by Mr. Kornberg continues to lease a manufacturing facility to Comtech for a further $650k / year), Messrs. Kornberg and Porcelain have not purchased shares of Comtech in the open market in the last eight years, and collectively own outright only 2% of the Company’s shares outstanding – a paltry amount considering they have nearly 70 years of Company experience between them.

Rather than stepping in to chart a new course, Comtech’s Board has chosen not only to tolerate but to reward this failed executive team, most recently by announcing plans to promote Mr. Porcelain to CEO and allowing Mr. Kornberg to remain on the Board as Chairman and “senior technology advisor.” We believe Comtech’s Board is ineffective by design as Messrs. Kornberg and Porcelain continue to prioritize Board nominees with personal connections to themselves or other directors, and who lack any relevant expertise in Comtech’s core businesses and related markets. While names and faces have finally begun to change in the Comtech boardroom, by refusing to seek and nominate candidates with relevant subject matter expertise and proven industry leadership, Messrs. Kornberg and Porcelain have assured their technical and operational superiority in the boardroom and thus created a leadership dynamic that presents minimal resistance and pushback to their decisions. Furthermore, the stacking of the Board with financial counselors, professors, and accountants, who may feel they have no choice but to toe management’s line regarding operational and technical concerns, has failed to provide any backstop to certain financial abuses, calling into question the Board’s ability (or lack thereof) to fulfill its fiduciary obligations to shareholders.

For the first time in decades, shareholders can now vote to end this destructive cycle by choosing to elect Outerbridge’s independent nominees, Wendi Carpenter and Sid Fuchs.

To better address the needs of the Company, we have put forth nominees that have demonstrated excellence both in the field as well as in the boardroom. As a former rear admiral, Deputy Commander of the U.S. Second Fleet, and head of the Warfare Development Command and Logistics Crisis Action Center for the Navy, Wendi Carpenter not only drove key innovation, development, and acquisition in satellites, cybersecurity, communications, and unmanned systems, but also provided crisis and disaster support to FEMA following 9/11. Wendi currently serves on the Board of SkyWater Technology (NASDAQ: SKYT), a U.S.-based semiconductor foundry, where she chairs its Compensation Committee.

As a former signals intelligence officer in the CIA and successful executive in aerospace and defense, Sid Fuchs not only worked extensively with satellite equipment, but also transformed billion-dollar defense contractors in the aerospace & defense, cybersecurity, and satellite sectors. In addition to being intimately familiar with the government contracting process, satellite communications equipment, and C4ISR, Sid also has a successful M&A track record both as a buyer and a seller, including at MacAulay-Brown, Inc. (“MacB”), where he led a highly successful turnaround and exit to Veritas Capital Fund Management, LLC. Sid has served on numerous fiduciary and advisory Boards, including at Eutelsat America Corporation, a subsidiary of Eutelsat SA (ETL.PA), a leading Paris-based satellite services and communications provider with over 1.2 billion euros in annual revenue, where he serves as Chairman; and at Buchanan-Edwards, Geocent, Belcan, NT Concepts, MacB, and ATS Corporation.

We believe Wendi Carpenter and Sid Fuchs are a manifestly superior choice as compared to Comtech’s incumbent Directors, who collectively lack relevant operational experience or background in these highly technical fields. Wendi and Sid would bring to the Board sorely needed knowledge of Comtech’s core end markets and customers, in addition to the operational and leadership experience needed to challenge management when required. Furthermore, they possess the transactional experience and independence to fully and fairly consider any proposals Comtech might receive to acquire the Company – a skillset that is urgently needed on this Board in light of the unsolicited $30 / share takeover bid the Company recently received from Acacia Research Corporation (NASDAQ: ACTG) (“Acacia”), on the heels of the 15% dilutive, selfishly motivated and value-destructive transaction the current Board just pursued with White Hat Capital Partners LP and Magnetar Capital LLC (the “Dilutive Transaction”).

Underperformance, Strategic Failures, and Lost Credibility

While management touts positive returns over select, hand-picked time periods, the reality is that Comtech has delivered woeful performance for shareholders over the long-term, with returns lagging both the peer median and relevant indices on a 1-, 3-, 5-, and 10-year basis.

Unaffected Total Shareholder Return (TSR) as of June 11, 2011

(One Day Prior to Outerbridge’s Letter to the Board)

	1-year	3-year	5-year	10-year
Peer Median	58.4%	86.9%	219.9%	234.1%
S&P 500	43.7%	61.2%	123.1%	304.4%
Nasdaq Telecommunications Index	31.1%	46.5%	99.8%	152.0%
Comtech Telecommunications Corp.	32.4%	(28.2%)	24.0%	27.7%

Peers: Axon Enterprise, Inc. (NASDAQ: AXON), Gilat Satellite Networks Ltd. (NASDAQ: GILT), Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS), Mercury Systems Inc. (NASDAQ: MRCY), Motorola Solutions, Inc. (NYSE: MSI), ViaSat, Inc. (NASDAQ: VSAT)

Source: FactSet

Short-term performance has consistently been hampered by the lack of credibility of Mr. Kornberg, Mr. Porcelain, and the Board among investors, as demonstrated by the eight consecutive quarters of negative market reactions to Comtech earnings announcements.

1-day percentage change in Comtech’s share price after earnings announcement

Source: FactSet

Comtech’s Government Solutions and Satellite Ground Station Businesses are Poorly Managed

We believe Comtech’s poor stock market performance is directly linked to management’s long-term failures to execute against a decades-long backdrop of growth in the end markets served by Comtech. 11 years ago, Comtech’s revenues from the U.S. Government totalled over $500 million; yet despite having acquired over an additional $100 million in Government revenues from TCS in 2015, Comtech expects its Government Solutions revenues for Fiscal 2022 to reach just ~$200 million, implying an 80% decline in the pre-TCS Government revenue run-rate since 2011. In its Satellite Ground Station business, Comtech has also failed to generate organic growth over a period of many years, which is likely due to management and the Board’s failure to develop compelling TDMA-based solutions until the recent acquisition of UHP Networks.

Other companies serving C4ISR and satellite communications markets have fared much better. For example, Kratos Defense & Security Solutions (NASDAQ: KTOS), which makes satellite ground stations for mission critical communications in the defense market, has seen its revenue, profits, and share price expand dramatically during the relevant timeframe. Similarly, Teledyne Technologies (NYSE: TDY) and Gilat Satellite Networks (NASDAQ: GILT), both of which, like Comtech, manufacture RF components and modems used in satellite ground stations, delivered superior growth, margin expansion, and share price appreciation as compared to Comtech, while also showing strong capital allocation.

While we acknowledge that Comtech’s management has been aggressively promoting its recent selection to participate in a leading LEO program, which we believe to be with Amazon’s Project Kuiper, we would note that the stock has not reacted meaningfully. We believe investors are well-versed in the competitive dynamics attendant to supplying large customers like Amazon, and are thus discounting the potential forward economics therein and the risk that Comtech’s management team will fail to appropriately manage this important contract, particularly since the Board is completely lacking in the relevant expertise to guide them.

Comtech Is Missing Critical Opportunities with Respect to its 911 Business

Even where Comtech is performing well fundamentally, in its 911 Business, management and the Board have let down investors by failing to appropriately showcase this segment’s immense value to the market. Comtech’s NG911 call routing, handling, and services business, along with its cyber training business and other parts of the 911 Business, are not fully appreciated by the public markets, which is causing Comtech to trade at a deep discount both to peers and to its intrinsic value. In addition to the Company’s poor track record of executing against its financial targets and its failed M&A transactions, management and the Board’s poor presentation of Comtech’s financial statements is also to blame.

If it were valued at peer multiples, Comtech’s 911 Business, which we believe represents around 30% of the Company’s annual revenues, could be worth at least $700 million on its own – exceeding in value Comtech’s current market cap.

Comparable Contact Center as a Service (“CCaaS”) and Public Safety Companies

Company Name	EV/Sales FY22	EV/EBITDA FY22
Axon Enterprise, Inc.	10.6x	52.9x
Bandwidth Inc.	3.9x	42.4x
Everbridge, Inc.	12.4x	231.9x
Five9, Inc.	14.8x	76.6x
Motorola Solutions, Inc.	5.0x	16.9x
NICE Ltd.	8.2x	24.3x
ShotSpotter, Inc.	5.8x	24.2x
Peer Median	8.2x	42.4x
Comtech	1.4x	10.3x
Source: FactSet data as of 10/5/2021

In an environment where Comtech’s public safety and contact center as a service (“CCaaS”) peers have experienced rapid growth and multiple expansion, Comtech’s failure to showcase the 911 Business and gain commensurate recognition for its value, despite repeated calls to do so by shareholders, falls squarely on the shoulders of management and the Board. As we have expressed to the Board in previous correspondence, in addition to updating its unhelpful non-GAAP EPS metric, Comtech should immediately break out 911 Business revenues and EBITDA as a separate reportable business unit and should furthermore disclose 911 Business annual recurring revenue (“ARR”) to investors. We are confident that taking even these simple actions would have a durably positive effect on Comtech’s valuation.

Comtech Has a Long History of Failed M&A and Value Destruction: A Failure that Must be Addressed in Light of the Unsolicited Takeover Bid It Received

Comtech’s Board has continued to green-light an aggressive M&A strategy despite management’s propensity for value destruction and direct penalties borne by shareholders as a result of failed execution. In November of 2015, about a year after its own review of strategic alternatives was publicly called off without a sale of the Company, Comtech announced the acquisition of TeleCommunication Systems, Inc. (“TCS”) for $430 million, and was later forced to issue dilutive equity at a 40% discount to pre-merger price levels.1 In January of 2020, Comtech announced the proposed acquisition of Gilat Satellite Networks (“Gilat”) for $524 million, triggering a share price decline of nearly 20% in a single day followed by a $70 million termination fee when the transaction failed ten months later. In the aggregate, Comtech has invested ~$400 million of shareholder cash, including the $70 million termination fee paid to Gilat, and issued dilutive equity to pursue a flawed M&A strategy over the past five years that has generated FY21 revenue and Adjusted EBITDA that were only 6% and 8% higher respectively than in FY17, the first full year that incorporated results from the TCS acquisition.

Most recently, and as Comtech’s common shareholders well know, the incumbent Board made the egregious and entrenchment-motivated decision to dilute each of you when it announced its plan to issue up to $125 million of votable, convertible preferred equity to White Hat Capital Partners LP and Magnetar Capital LLC. This Dilutive Transaction – which was announced and closed one day later on the record date for the 2021 Annual Meeting, and which caused an 11% sell-off in Comtech’s stock – was nothing more than a blatant vote-buying scheme ahead of its proxy contest with Outerbridge. This should tell you everything you need to know regarding the current Board’s intentions and the regard it has for its common shareholders.

1 See https://www.businesswire.com/news/home/20160616006582/en/Comtech-Announces-Pricing-of-Public-Offering-of-its-Common-Stock

More alarming still, the current Board agreed to a deal with no premium to the pre-announcement market price and with a staggering 6.5% coupon. Worse yet, Comtech is threatening that the capital it raised through this deal will be put towards, among other corporate uses, more M&A transactions to be carried out by the same management team that has repeatedly failed shareholders in the past. Regarding the Board’s claim that this capital is needed in part for capital investments, shareholders should recall that Comtech’s business is historically very capex-light, with capex to revenues running at ~1.7% over the past five years,2 and that the Company indicated just two weeks earlier that it did not need additional capital.3

Finally, the unsolicited offer Comtech received from Acacia to acquire Comtech for $30 per share, which Comtech completely neglected to mention in its recent letter to shareholders, underscores that it is now more important than ever to have independent and shareholder-aligned voices in the boardroom. As we noted in our November 2nd press release, the Board urgently needs Outerbridge’s independent, operationally skilled, and transactionally experienced nominees to help lead a Strategic Alternatives Committee and run a thorough and value-maximizing review process.

Comtech Has a Long History of Poor Corporate Governance and Lack of True Independence on its Board

We believe that the Board has been deliberately deprived of industry experience and independence throughout CEO and Chairman Kornberg’s nearly 50-year tenure. Recent Board additions, such as Lisa Lesavoy in 2020 and Judy Chambers in 2021, neither of whom had any prior public board experience, failed to add any relevant technical knowledge and real independence to the Board. In fact, Ms. Lesavoy was recommended to the Board by Mr. Kornberg,4 while Ms. Chambers was introduced to the Board by Ms. Lesavoy.5 This served as a continuation of the Board’s practice of hand-selecting its members, with Mr. Kantor recommending Mr. Waldman,6 and Mr. Waldman recommending fellow SUNY professor Dr. Shamash the following year.7

Best practice dictates that CEO/Chairs should not be involved in the nomination process due to their lack of independence, let alone be allowed to hand-pick their board. Unfortunately, and against the interests of shareholders, these corporate governance norms were disregarded at Comtech, as retiring Directors Kantor, Paul, and Kaplan – who made up Comtech’s entire Nominating and Governance Committee and served lengthy terms of 20, 14, and 19 years respectively – willingly abetted entrenchment by prioritizing candidates with warm ties to other directors and non-threatening backgrounds. Given this history, shareholders should be alarmed by the extreme measures the Board has recently taken in order to preserve management control, including the consummation of the egregious Dilutive Transaction and the appointments of Mark Quinlan and Michael Porcelain as directors after the 2021 Annual Meeting. As a result of these defensive maneuvers and related timing ploys, shareholders have been denied the right to vote on two of the three incoming directors, while management has doubled its representation on the Board. These actions clearly show that the Board is continuing in its longstanding mission of entrenchment.

2 Comtech Form 10-Ks for FY17-21

3 Comtech Form 10-K, October 4, 2021, https://www.sec.gov/ix?doc=/Archives/edgar/data/23197/000002319721000082/cmtl-20210731.htm (“Based on our anticipated level of future sales and operating income, we believe that our existing cash and cash equivalent balances, our cash generated from operating activities and amounts potentially available under our Credit Facility will be sufficient to meet both our currently anticipated short-term and long-term operating cash requirements.”)

4 2020 Proxy Statement, filed November 18, 2020

5 2021 Proxy Statement, filed November 12, 2021

6 2015 Proxy Statement, filed November 23, 2015

7 2016 Proxy Statement, filed November 21, 2016

Conflicts of Interest and Lack of Appropriate Engagement

The independent Board’s engagement with our firm and with our nominees was led by recently added director Judy Chambers, who responded to Outerbridge’s overtures for the first time on September 7, 2021 – just two days prior to the 2021 nomination deadline and one day before we nominated our director candidates. Ms. Chambers engaged with our firm in her role as the new Chair of Comtech’s Nominating and Governance Committee (the “NGC”). However, Ms. Chambers should never have been named as the immediate Chair of the NGC on August 1, 2021, given that she had yet to undergo and win a single shareholder election, together with her lack of public board experience and attendant lack of exposure to navigating governance processes and nominating procedures at a public company. By so situating Ms. Chambers prior to her approval by shareholders, the Board created a glaring conflict of interest in tasking her to manage discussions and interviews with Outerbridge nominees with whom she could potentially be in direct competition at the 2021 Annual Meeting.

We further question why none of the three retiring directors (who comprised the entire NGC for the 2021 fiscal year,8 had served on Comtech’s Board for between 14 and 20 years, and are still serving on the Board until the end of the 2021 Annual Meeting), did not address this potential conflict of interest and participate in the interview process with Outerbridge nominees. More specifically, we question why Outerbridge never once heard from retiring director Robert Paul, the former chair of the NGC, nor from retiring director Edwin Kantor, the current Lead Independent Director.

Comtech’s Board Does Not Understand Its Own Business and Feels No Urgency to Create Shareholder Value

Alarmingly, among the independent Board members as currently proposed, there is a dearth of relevant industry experience and expertise in Comtech’s core markets. In fact, during Outerbridge’s interactions with independent Board representatives Ms. Chambers and Mr. Waldman, the incumbent directors failed to demonstrate deep knowledge of Comtech’s business or a cogent understanding of Outerbridge’s concerns and ideas for enhancing value. This is particularly concerning since we had sent numerous public and private letters to the Board ahead of these conversations and Mr. Waldman has served on Comtech’s Board for over six years and should have been made aware long ago of certain long-tenured shareholder dissatisfaction. Collectively, we believe the Board recognizes its own deficiency of subject matter expertise, but has shown no desire to remediate this glaring weakness.

Even more concerning, in Outerbridge’s interactions with Ms. Chambers and Mr. Waldman, neither took the obvious chance to reinforce to a large shareholder that they are independent from Comtech’s management team. Instead, both incumbent directors repeatedly praised management and brushed off Comtech’s short and long-term track records of underperformance.

8 2020 Proxy Statement, filed November 18, 2020

Disappointing Pattern of Engagement

Since Outerbridge’s public letter on June 14, 2021, the Board has deployed a series of delays, mischaracterizations, and obstructive tactics to restrict any meaningful dialogue around Board composition and the evaluation of our highly qualified and credible nominees. To our dismay, and against our previous hopes to the contrary, Ms. Chambers, the newly appointed Chair of the NGC, has fully embraced these delay tactics and entrenchment maneuvers, working alongside the other incumbent directors to thwart any meaningful settlement discussions.

From the time we first spoke out publicly in our letter of June 14, Comtech has consistently mischaracterized Outerbridge and its intentions and actions. We won’t deign to dignify the more obvious falsehoods, but to summarize: Shareholders should understand that Outerbridge is not on the ballot. You are being asked to vote for Wendi Carpenter and Sid Fuchs, both of whom are completely independent of our firm. As for our campaign, we think the facts speak for themselves:

•	Our firm has a history of successfully and cooperatively partnering with small-cap companies to help create shareholder value.
•	Our firm owns as much stock as Comtech’s management team and Board combined.
•	We will only profit if all shareholders do, which cannot be said of Comtech’s management team and Board.
•	We are here to fight for our fellow shareholders, to help unlock value, and to elect directors that can eliminate management control of the Board and guide Comtech to a successful future.
•	We first purchased shares of Comtech in November of 2020 with no intention of being an activist.
•	When our due diligence suggested a change of course at Comtech was desperately needed, we hand delivered and published a public letter to Comtech’s Board on June 14, 2021; since then, Comtech shares are up more than 20% despite the Company having reported disappointing financial results on October 4 and having engaged in the Dilutive Transaction; indeed, a recent sell-side report called Outerbridge’s activist campaign at Comtech a “clear positive.”
•	Following our public letter, we attempted over the course of three months to engage privately with the Company around our concerns, including Comtech’s substantial underperformance, the lack of operational and industry expertise on the Board, its questionable capital allocation and executive deficiencies, its succession planning, the need for a strategic review, its failure to highlight its 911 Business, its poor corporate governance practices, and other matters. We also introduced two private Board candidates to Comtech that had strong industry backgrounds in the government & defense and satellite sectors, and, when Comtech brushed them off (telling one candidate he could not be interviewed, even virtually, in a timely manner due to “hurricane season and back to school season”), we nominated three directors to the Board that were willing to serve on a dissident shareholder slate, including Ms. Carpenter and Mr. Fuchs.

For a thorough accounting of Comtech’s bad faith dealings with Outerbridge, we have made available a detailed timeline of our engagement with Comtech at our campaign website, www.RestoreComtech.com, which we recommend shareholders review to cut through the smoke and mirrors and get the accurate account of events. If shareholders have any questions as to who Outerbridge is and what we represent, we invite you to reach out to us and find out. We are always eager to meet fellow shareholders and to share ideas on how we, as engaged shareholders, can assist in creating value at the companies in which we choose to invest our capital.

Why Our Nominees Will Do Better for Shareholders

Proven track records of operational leadership, strategic acumen, extensive knowledge of the U.S. Government contracting process, and deep knowledge of C4ISR and satellite communications

We are confident that Wendi Carpenter and Sid Fuchs can help restore Comtech to success.

•	At the Navy Warfare Development Center, Wendi worked extensively with government procurement, acquisition, and research & development, and would help develop strategies to more effectively compete and grow in the Government Solutions segment. As the former Deputy Commander of the U.S. Second Fleet, Wendi boasts tremendous operational and leadership expertise, and would bring needed discipline and seriousness to Comtech’s boardroom.
•	Sid fully understands the dynamics of working as a preferred vendor for large customers like Amazon – and, in fact, managed just these types of relationships as CEO, President and Director of MacB. With his deep knowledge of the satellite communications sector, including of the competitive landscape, changing technologies, and growth opportunities therein, Sid would help Comtech develop compelling strategies to grow its Satellite Ground Station Business while assisting management in navigating the complexities of delivering on its new contract award with the aforementioned leading LEO satellite constellation.

 History of Shareholder Value Creation, Capital Allocation and M&A Success, and Independence

Wendi and Sid will fairly represent all of Comtech’s shareholders and will not allow future reckless and destructive deals like the Dilutive Transaction to occur. Furthermore, they will bring their deep sector knowledge and extensive experience with M&A transactions to bear in diligently negotiating with interested parties to achieve the highest and best value for shareholders. Given the Board’s troubling track record, dearth of relevant skills and expertise, and lack of independence from management, we are not sure how any shareholder could trust or have confidence in Comtech’s directors to oversee such an objective, value-maximizing process for its shareholders. This makes electing Wendi and Sid to the Board even more vital. The same Board that has failed shareholders in the distant and recent past must not be allowed to chart the course of Comtech’s future.

•	Wendi and Sid have no pre-existing ties to any Comtech directors, management, or Outerbridge, and would join the Board as truly independent directors with a sole focus on creating value for you, Comtech’s long-suffering shareholders.
•	Sid has successfully turned around several underperforming organizations into efficient, profitable, and growing businesses while evolving the company’s culture, building winning teams, and improving employee morale, a background we believe makes him ideally suited to joining Comtech’s Board and helping to improve management’s performance.
•	Wendi has decades of experience overseeing large-scale, widely distributed ground, aviation, and maritime operations involving thousands of personnel and can help Comtech rectify its operational and governance issues.

Conclusion: Change on the Board is Urgently Needed at Comtech

Comtech has tremendous potential, but it will remain unfulfilled without the right Board and leadership. In the face of an unsolicited takeover bid at $30, and with the proceeds from the Dilutive Transaction potentially set to be wasted by management’s poor capital allocation strategies, the Company is at a clear crossroads and shareholders need capable and committed representatives on the Board to act as their true fiduciaries. This is precisely what Wendi and Sid will always be.

As a significant shareholder, our interests are fully aligned with yours. The 2021 Annual Meeting is a critical opportunity for us to help right the ship at Comtech and reverse years of underperformance and wasted opportunities. We look forward to continuing to engage with you around improving Comtech’s Board composition and positioning the Company for success. We urge you to vote on the WHITE proxy card to elect our two highly qualified, shareholder-aligned, and fully independent nominees, Wendi Carpenter and Sid Fuchs.

Sincerely,

/s/ Rory Wallace

Rory Wallace

Chief Investment Officer

Outerbridge Capital Management, LLC

Item 3: Also on November 15, 2021, Outerbridge posted the following materials to www.restorecomtech.com, including a timeline detailing Outerbridge’s and the Company’s engagement, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference:

Restore Comtech

After decades of underperformance at Comtech, Outerbridge is committed to restoring value to shareholders.

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Nominees

Wendi B. Carpenter (Rear Admiral, U.S. Navy, Retired)

Rear Admiral Carpenter completed a distinguished 34-year career in the U.S. Navy before retiring as a Rear Admiral. She was the Commander of the Navy Warfare Development Command (driving key innovation, development, and acquisition in satellites, cyber, communications, and unmanned systems with other USG partners), Deputy Commander of the U.S. Second Fleet, and she held key senior U.S. joint and NATO executive positions. She provided crisis and disaster support to FEMA and HLS, and oversaw the Logistics Crisis Action Center for the Navy following 9/11. Rear Admiral Carpenter currently serves as an Independent Director and Chair of the Compensation Committee of SkyWater Technology, Inc. (NASDAQ: SKYT), a U.S. owned $1.2 billion semiconductor development and manufacturing company with significant classified USG and aerospace communications business.

Link to Full Biography

Sidney E. Fuchs

Mr. Fuchs currently serves as Chairman of the Board at Eutelsat America Corporation, a subsidiary of Eutelsat SA, a leading Paris-based satellite services and communications provider with over 1.2 billion euros in annual revenue. Previously, he served for eight years as an intelligence officer in the CIA before embarking on a prolific career leading and transforming U.S. Government defense contractors as a CEO and director. Most recently, he was the CEO and a director at MacAulay-Brown, Inc., where he led a highly successful turnaround and exit to Veritas Capital Fund Management, LLC. Mr. Fuchs has held numerous executive and director roles in the information technology services, engineering, software, aerospace, and defense sectors.

Link to Full Biography

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Wendi B. Carpenter (Rear Admiral U.S. Navy Retired)

Rear Admiral Wendi B. Carpenter (U.S. Navy retired) is a strategic and transformational leader with high levels of agility and foresight. She is an independent business consultant (founder of Gold Star Strategies LLC) and an advisor for a variety of subjects, such as operations, board processes, risk management, infrastructure and facilities management, talent development, budgeting, training and education, cyber and technology development. She also advises on diversity initiatives, and leadership / executive development.

Admiral Carpenter currently serves as a member of the Board of Directors and the Compensation Committee Chair of SkyWater Technology (NASDAQ: SKYT), a U.S. owned semiconductor innovator and manufacturer, with rapidly growing USG sector and commercial business revenues. As the pioneer of the Technology Foundry model, SkyWater is the Trusted Innovation Partner for technologies of the future, specializing in co-creating advanced, scalable solutions in a production environment with mixed-signal CMOS, as well as superconducting, photonic, and carbon nanotube technologies. She assists with USG, prime engagements, and A&D business development.

Rear Admiral Carpenter is on the technical advisory board of Kokes Marine Technologies dealing with submarine and underwater capabilities, as well as optical surveillance systems. She has also served as a director or advisor for numerous non-profit and quasi-government boards, including the Federal Home Loan Bank of Atlanta's Affordable Housing Advisory Council, the U.S. Naval Academy Scholarship Foundation, the Phillip's Trust, and the United States Navy League Metro Atlanta Council. She is a noted and frequent speaker to civic organizations and companies on a variety of subjects, including national security, education, and leadership and diversity.

Rear Admiral Carpenter completed a distinguished 34-year Navy career in 2011. A pioneer of women in Naval Aviation, Rear Admiral Carpenter was the first woman pilot in the Navy to be selected for Flag rank. During her career she led multiple large and highly complex organizations and was a senior executive advisor or deputy (C-suite equivalent) in key Navy and joint organizations with hundreds of thousands of personnel, ships, and aircraft, and having global reach and impact. She accumulated more than 3500 hours in various Navy aircraft and was an aircraft commander and mission commander in the EC130 G/Q aircraft, as part of the Nation's strategic nuclear triad, operating independently with a crew of 20 plus personnel throughout the Pacific region in adverse environments.

As the Deputy to Commander, U.S. Second Fleet, she was tasked with numerous diplomatic engagements with NATO and Coalition partners, oversight of Fleet training exercises, and spearheaded Second Fleet's qualification as a Joint Force Headquarters. Rear Admiral Carpenter was the principal Navy executive assigned to drive the innovative Navy-wide transformation to the Maritime Headquarters concept, which fundamentally changed the communications pathways and processes for how all U.S. Navy Fleets conduct operations and synthesize information to reduce risk and promote optimal decision making. She was a member of Navy Strategic Plan (NSP) Review Board with senior executive leaders across the Navy to formulate the NSP guidance to manage levels of risk in the assignment of fiscal, material, and strategic and operational personnel resources.

In her final Navy assignment from June 2008 until August 2011, she served as the Commander of the Navy Warfare Development Command, overseeing a $75M budget, and with major input into the full Navy R&D scope of investments. She was the lead innovator for a wide spectrum of concepts, guiding extensive research and development of new technologies. Building unlikely

Sidney E. Fuchs
Chairman of the Board, Eutelsat America Corp.

Sid Fuchs is an accomplished and recognized thought leader, business executive, educator, and national security authority with a 35-year track record of building high performance engineering and technology companies and organizations that deliver results. He is currently the Chairman of the Board and a Proxy Holder of Eutelsat America Corp. (EAC), a subsidiary of Eutelsat S.A (NTSE Euronext: ETL.PA), a Paris based satellite communications company providing video broadcasting, broadband, and data connectivity services for Europe, Asia, Africa, and the Americas. EAC delivers communications services and solutions to US Government and Military customers around the globe in support of national security missions.

During his career, Fuchs has led Fortune 100® public, private equity sponsored, and privately owned companies in a variety of industries and technologies as a CEO, President, COO, and board member. He is presently an independent board director and advisor to corporations, private equity firms, and C-level executives where he consults on topics including strategy, operations, customer development, M&A, board governance, talent and compensation, and branding. In addition to EAC, his board and advisory positions include Buchanan-Edwards, Inc., Geocent, LLC, Belcan, LLC, and NT Concepts, Inc.

From 2011 to 2018, he was the President & CEO, and a director of MacAulay-Brown, Inc. (MacB), a privately owned National Security engineering company based in Washington, DC and Dayton, OH with over 30 locations across the US. Through a combination of significant organic growth and strategic acquisitions, Fuchs led the debt-free transformation of MacB from a once predominantly US Air Force SETA contractor to a double-digit growth NextGen engineering, technology, and services company with over 2,000 employees worldwide delivering ISR, electronic warfare, Ai/ML, cloud engineering, cyber, software development, and QRC manufacturing solutions to Defense, Intelligence, Homeland Security, and Federal agencies. In August 2018, MacB was acquired by Veritas Capital, a leading New York based private equity firm with over $10B in assets under management, and merged with Alion Science and Technology, a $1.3B Veritas Capital portfolio company with over 4,000 employees. Post transaction, Fuchs joined Alion as their Chief Operating Officer until August 2019, in order to assist with the integration and restructuring of the two companies.

Prior to MacB, he was the CEO and a director of ATS Corporation (NYSE Amex: ATSC), a Government IT Services leader in software and systems development, systems integration, network engineering, IT infrastructure operations, and strategic consulting serving the Defense, Intelligence, Federal Civilian Agencies, and State/Local markets. ATS Corporation was acquired by Salient Federal Solutions in 2011.

In 2007, Fuchs was recruited by John F. Lehman & Company (JFLCO), a leading mid-market private equity firm focused on the Defense and Maritime industries, to be the President & CEO and a director of OAO Technology Solutions (OAOT), a provider of Managed IT services and software solutions to Fortune 500® companies, Federal Agencies, and State/Local governments in over 200 locations worldwide. Under his leadership, OAOT doubled its profitability, increased revenue and expanded market share. In January 2010, OAOT was acquired by Platinum Equity, one of the largest private equity firms in the world with over $27B in aggregate portfolio company revenue.

In 2002, he became a corporate vice president and officer of Northrop Grumman Corporation (NYSE: NOC), a Fortune 100® Aerospace and Defense company with over $30B in annual revenues where he held the position of President & CEO of TASC, Inc., a Northrop Grumman subsidiary providing technology, systems development and engineering, and operations expertise to Intelligence and Defense agencies. Under his leadership, TASC grew organically from $450M to over $1.5B in annual revenue

Sidney E. Fuchs 1

with 5,000 employees and received numerous commendations for their significant contributions to our Nation's global security efforts.

Prior to Northrop Grumman, he was the director of Global Strategic Services at Rational Software Corporation (NASDAQ: RATL) and led teams that were responsible for the design and implementation of complex software technologies and systems to commercial customers throughout the US and Europe. He was also the Director of Advanced Programs at Oracle Corporation (NASDAQ: ORCL) and Digital Equipment Corporation (NYSE:DEC), where his product sales and engineering teams consistently exceeded sales targets.

Fuchs is a former Central Intelligence Agency officer, having served at domestic and foreign posts. As an operations officer, foreign nuclear weapons analyst, and program manager for several large-scale, multi-billion-dollar space and ground based intelligence collection and communication systems, he participated in and led missions of global importance. A highly decorated officer, he is a graduate of the CIA Special Operations and Training School, the CIA Intelligence Analysis School, and has received commendations and recognition from the Director of Central Intelligence, the US Defense and Intelligence Community, NASA, USAF, National Reconnaissance Office, and other government organizations in the US and abroad.

Fuchs was inducted into the 50th Anniversary Class of the Louisiana State University (LSU) Alumni Hall of Distinction in 2016 and the LSU College of Engineering Hall of Distinction in 2012. He is an Executive in Residence at LSU and a member of the LSU College of Engineering Dean's Advisory Council and the LSU Foundation National Board. He is the former Chairman of the Tower Club Tyson's Corner Board of Governors, and is a former director of the Professional Services Council, Camber Corporation, Applied Research Associates, and Roam Secure, Inc.

From 2008 to 2011, Fuchs served as a member of the Defense Science Board Intelligence Task Force, an appointment he received from the Undersecretary of Defense for Intelligence, where he co-authored the report *"Operations Research Applications for Intelligence, Surveillance, and Reconnaissance"*. Upon nomination by the White House in 2002, he received an appointment by Secretary of Defense Donald H. Rumsfeld to the Board of Visitors, National Defense University where he served as a board member and Distinguished Visiting Fellow until 2012. He also served as a member of the Director of National Intelligence Strategic Studies Group and continues to advise public and private corporations, private equity firms, University Chancellors, and government officials.

He is the author of *"Get Off the Bench: Unleashing the Power of Strategic Networking Through Relationships"*, a book that discusses the techniques and benefits of building and sustaining professional relationships. He is an internationally published author and frequent speaker on Intelligence and National Security, Cybersecurity, Mergers and Acquisitions, Business Strategy and Operations, Board Governance, Leadership, Career Development, Professional Networking, and Organizational Change.

In 2014 and 2016, Fuchs, an accomplished musician and guitarist, led the MacB band, "The Operators", to win Spookstock, a defense and intelligence industry battle of the bands charity event that has raised over $5M for the Wounded Warrior and CIA Officers Memorial Foundations. In 2016, 2017, 2018 and 2019 he was named one of the Top 25 executives in Government Contracting by WashingtonExec and in 2015, 2016, and 2017 was named by the Dayton Business Journal as one of the 100 most influential business and military leaders in the aerospace and defense industry.

He earned BS (1984) and MS (1987) degrees in Mechanical Engineering from LSU and has completed executive programs at the University of Virginia Darden School, the University of Pennsylvania Wharton School, Harvard University, and the University of Chicago Booth School of Business

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